Exhibit 99.1

Eightco announces Paul Vassilakos as Executive Chairman and

Chief Executive Officer and Certain Balance Sheet

Improvements

Easton, PA, March 18, 2024 (GLOBE NEWSWIRE) – Eightco Holdings Inc. (NASDAQ: OCTO) (the “Company” or “Eightco”) today announced that Paul N. Vassilakos has been named as the Company’s Executive Chairman and Chief Executive Officer. Kevin O’Donnell, who served as the Company’s Executive Chairman since October 2021 and Interim Chief Executive Officer for the last month, will remain a member of the Board of Directors (the “Board”). Brian McFadden, a member of the Company’s Board who had previously served as the Company’s Chief Executive Officer, will be resigning from the Board.

Mr. Vassilakos co-founded Forever 8 Fund, LLC (“Forever 8”), the Company’s largest subsidiary, in July 2020 and has served as a Managing Director of Forever 8 since such time. Mr. Vassilakos has held Board, CEO and CFO positions on various publicly listed companies throughout his career. Additionally, Mr. Vassilakos founded Petrina Advisors, Inc., a privately held advisory firm, where he provided investment banking advisory services for public and privately held companies, helping them grow and list on national exchanges.

“We feel Paul is the right leader for Eightco,” said Kevin O’Donnell, Eightco’s former Executive Chairman and Interim Chief Executive Officer. “Paul’s deep knowledge of the Forever 8 business make him ideally suited to lead Eightco’s growth going forward. We believe his significant public markets experience will help focus Eightco during its road to profitability.”

“I am very excited to be joining the Eightco leadership team,” said Mr. Vassilakos. “I believe Forever 8’s business model and talented management team uniquely position it to capitalize on the current e-commerce environment. As the e-commerce industry evolves through consolidation and technology improvements, I believe Forever 8, alongside Eightco’s efforts to reduce ongoing costs at the parent company level, is in a position to provide a cost effective and timely inventory capital solution to e-commerce sellers to help maximize their profits.”

The former owners of Forever 8, including Mr. Vassilakos, have also agreed to amend the aggregate $27.5 million principal amount of notes that were received as consideration in the October 2022 sale of Forever 8 to the Company. These amendments include a cancellation of an aggregate of approximately $3.0 million in accrued interest, as well as the conversion of an aggregate of approximately $1.1 million of accrued interest into 1.4 million shares of common stock of Eightco. The former Forever 8 owners also agreed to defer interest and any payments due on the notes until October 30, 2024.

About Eightco

Eightco (NASDAQ: OCTO) is committed to growth focused around its existing subsidiaries, including Forever 8, an inventory management platform for e-commerce sellers, and Ferguson Containers, Inc., a provider of complete manufacturing and logistical solutions for product and packaging needs, through strategic management and investment. In addition, the company is actively seeking new opportunities to add to its portfolio of technology solutions focused on the e-commerce ecosystem through strategic acquisitions. Through a combination of innovative strategies and focused execution, Eightco aims to create significant value and growth for its portfolio companies and stockholders.

For additional information, please visit www.8co.holdings

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “expand,” “advance,” “develop” “believes,” “guidance,” “target,” “may,” “remain,” “project,” “outlook,” “intend,” “estimate,” “could,” “should,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: Eightco’s ability to regain and maintain compliance with the Nasdaq’s continued listing requirements; unexpected costs, charges or expenses that reduce Eightco’s capital resources; Eightco’s inability to raise adequate capital to fund its business; Eightco’s inability to innovate and attract users for Eightco’s products; future legislation and rulemaking negatively impacting digital assets; and shifting public and governmental positions on digital asset mining activity. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Eightco’s actual results to differ from those contained in forward-looking statements, see Eightco’s filings with the Securities and Exchange Commission (the “SEC”), including in its Annual Report on Form 10-K filed with the SEC on April 17, 2023. All information in this press release is as of the date of the release, and Eightco undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

For further information, please contact:
Investor Relations
investors@8co.holdings